United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

December 5, 2005

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

13 Corporate Drive Halfmoon, New York	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 383-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers

Description of Changes

On November 30, 2005, Mr. Steven C. Argabright agreed to serve as a member of the Board of Directors of DayStar Technologies, Inc. (the “Company”). Mr. Argabright was appointed to fill a newly created vacancy on the Company’s Board, which has now been increased from five members to six members. Mr. Argabright’s term will commence on November 30, 2005 and expire at the next Annual Shareholders’ Meeting, where his name is expected to be added to the slate of board members for ratification, or when his successor has been elected and qualified.

Family Relationships and Certain Relationships and Related Transactions

There are no family relationships between Mr. Argabright and any director or executive officer and no transactions or proposed transactions between Mr. Argabright or any member of their immediate families, and the Company or its subsidiaries, or in which Mr. Argabright, or any member of his immediate family, will have a direct or indirect material interest.

Director Compensation

Mr. Argabright received fully vested options to purchase 6,000 shares of Company common stock at a price of $10.40 per share based on the closing price of the Company’s stock on the NASDAQ Capital Market on the date of grant.

Item 8.01	Other Events

Increase in Number of Directors

On October 6, 2005, the Company’s Board of Directors set the number of Directors of the Company at seven directors, pursuant to the terms of the Company’s bylaws.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of DayStar Technologies, Inc. dated December 5, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ Stephen A. Aanderud
Stephen A. Aanderud Chief
Financial Officer

Dated: December 5, 2005